EXHIBIT 99.1

For Immediate Release

FULL HOUSE RESORTS ANNOUNCES REORGANIZATION OF SENIOR
MANAGEMENT

Appoints Deborah Pierce as New Chief Financial Officer; Mark Miller to Retain Role of Chief
Operating Officer

Las Vegas, Nevada – November 15, 2012 – Full House Resorts (NYSE MKT: FLL) today announced the following changes to its management structure to better support its recent acquisitions and significant growth.

First, the Company is pleased to announce that Deborah Pierce will be joining Full House Resorts in December as its new Chief Financial Officer.  Ms. Pierce has extensive experience in both public and private accounting arenas and most recently served as Chief Financial Officer since 2005 for Hooters Casino Hotel in Las Vegas. Prior to that, she served as a key finance executive in various other casino operations, including Vice President of Finance for Ameristar Casinos, Inc. and Vice President of Finance for Silverton Casino, LLC.

Second, the Company’s current Chief Operating Officer and Chief Financial Officer Mark Miller will retain the title and responsibilities of Chief Operating Officer.  Due to the recent addition of the Silver Slipper Casino, as well as the need to concentrate on organic growth initiatives, Mr. Miller will now be able to focus fully on the execution of the Company’s operations.

Finally, with the consolidation of operating responsibilities, Wes Elam will now be focused on the Company’s Western properties and will report to Mr. Miller.  Mr. Elam’s title has been changed to Senior Vice President of Western Operations, and he will be responsible for the Company’s Northern Nevada properties as well as the Company’s Buffalo Thunder management contract.  In conjunction with these changes, Mr. Elam’s existing employment agreement has been terminated along with all associated obligations.

“As our organization has grown, there is a need from time to time to make adjustments to ensure that we continue delivering excellence in our operations as well as our future growth initiatives,” said Andre Hilliou, Chairman and Chief Executive Officer of Full House Resorts.  “The changes we have announced today are not expected to substantially affect our corporate cost structure.  We are very excited to have Ms. Pierce joining our team and look forward to working with her as we press forward.”

About Full House Resorts, Inc.

Full House owns, develops and manages gaming facilities. The Company owns the Rising Star Casino Resort in Rising Sun, Indiana.  The Rising Star Riverboat Casino has 40,000 square feet of gaming space with almost 1,300 slot and video poker machines and 37 table games.  The property includes a 190-room hotel, a pavilion with five food and beverage outlets, an 18-hole Scottish links golf course and a large, multi-purpose Grand Theater for concerts and performance events as well as meetings and conventions.  The Company also owns the Silver Slipper Casino in Hancock County, Mississippi, which has 37,000 square feet of gaming space with almost 1,000 slot and video poker machines, 26 table games, a poker room and the only live Keno game on the Gulf Coast.  The property includes a fine dining restaurant, buffet, quick service restaurant and two casino bars.  In addition, Full House owns Stockman’s Casino in Fallon, Nevada which has 8,400 square feet of gaming space with approximately 260 gaming machines, four table games and a keno game.  The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada on the north shore of Lake Tahoe under a five-year lease agreement with the Hyatt organization.  The Company also has a management agreement with the Pueblo of Pojoaque for the operations of the Buffalo Thunder Casino and Resort in Santa Fe, New Mexico along with the Pueblo’s Cities of Gold and Sports Bar casino facilities.

Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Forward-looking Statements

Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including without limitation, regulatory approvals, including the ability to maintain a gaming license in Indiana, Nevada and Mississippi, financing sources and terms, integration of acquisitions, competition and business conditions in the gaming industry, including competition from Ohio casinos and any possible authorization of gaming in Kentucky.  Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

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For further information, contact:

Mark Miller, Chief Operating and Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com

Or

William R. Schmitt
Integrated Corporate Relations
203-682-8200
investors@fullhouseresorts.com